Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

S&T Bancorp, Inc. ("S&T"), a Pennsylvania corporation, is a bank holding company. The table below sets forth all of S&T's subsidiaries as to state or jurisdiction of organization.

Subsidiary	State or Jurisdiction of Organization
S&T Bank	Pennsylvania
9th Street Holdings, Inc.	Delaware
S&T Bancholdings, Inc.	Delaware
S&T Insurance Group, LLC	Pennsylvania
S&T Professional Resources Group, LLC	Pennsylvania
Evergreen Insurance Associates, LLC	Pennsylvania
S&T Settlement Services, LLC	Pennsylvania
Commonwealth Trust Credit Life Insurance Company	Arizona